Exhibit 21


NPC International, Inc.
List of Subsidiaries


NPC Management, Inc.
NPC Restaurant Holdings, Inc.
NPC Restaurants LP
Seattle Restaurant Equipment Company, Inc.
Roma Dining LP
Romacorp, Inc.
Roma Fort Worth, Inc.
Roma Franchise Corporation
Roma Holdings, Inc.
Roma Huntington Beach, Inc.
Roma Systems, Inc.